Exhibit 1
DEALER MANAGER AGREEMENT
October 19, 2006
Citigroup Global Markets, Inc.
390 Greenwich Street, 4th Floor
New York, NY 10013
USA
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
USA
UBS Securities LLC
677 Washington Blvd.
Stamford, CT 06901
USA
Ladies and Gentlemen:
     1. Offer. The Republic of Uruguay (the “Republic”) plans to make an invitation to holders of certain outstanding bonds as set forth on Schedule I hereto (collectively the “Eligible Bonds”) to submit offers to exchange Eligible Bonds for up to U.S.$600,000,000 8.00% Bonds due 2022 (the “New 2022 Global Bonds”) or U.S. Dollar 7.625% Bonds due 2036 (the “New 2036 Global Bonds,” together with the New 2022 Global Bonds, the “New Bonds”) (the “Offer”), and/or tender certain Eligible Bonds for cash (the “Cash Tender”), on the terms and subject to the conditions set forth in the Prospectus Supplement (as defined in Section 8 below) and the related electronic letters of transmittal (each, a “Letter of Transmittal” which, together with the Basic Prospectus (as defined in Section 8(a) below) and the Prospectus Supplement, as amended and supplemented, constitute the “Offer Materials”). The New Bonds will be issued pursuant to the Indenture, dated as of May 29, 2003, as supplemented by a supplemental indenture prior to the Settlement Date (as defined below) (the “Indenture”), among the Republic, Banco Central del Uruguay (“Banco Central”), as the Republic’s financial agent, and the trustee named therein. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Prospectus Supplement.
     2. Appointment as Dealer Manager. (a) The Republic hereby appoints you as exclusive Joint Dealer Managers (the “Dealer Managers”) in connection with the Offer and Cash Tender, and authorizes you to act as such on its behalf in the jurisdictions identified in Schedule II hereto, in accordance with this Agreement and the Offer Materials. Subject to the terms of this Agreement and the Offer Materials and compliance with applicable law, you agree to (1) advise the Republic with respect to the terms and timing of the Offer and Cash Tender and assist the

Republic in preparing any Offer Materials, (2) use your best efforts to solicit tenders of Eligible Bonds pursuant to the Offer and Cash Tender (the “Tenders”), (3) communicate with brokers, dealers, commercial banks, trust companies and holders of the Eligible Bonds (the “Holders”) with respect to the Offer and Cash Tender and (4) perform the duties assigned to you in the Offer Materials.
     3. No Liability for Acts of Dealers, Commercial Banks and Trust Companies. (a) No Dealer Manager shall have any liability (in tort, contract or otherwise) to the Republic or any other person asserting claims on behalf of or in right of the Republic for any act or omission on the part of any broker or dealer in securities (each, a “Dealer”) (other than yourselves) or any commercial bank or trust company that solicits Tenders, and you shall have no liability (in tort, contract or otherwise) to the Republic or any other person asserting claims on behalf of or in right of the Republic for any losses, claims, damages or liabilities arising in connection with the solicitation of Tenders pursuant to the Offer and Cash Tender, except for any such losses, claims, damages or liabilities incurred by the Republic or any other person asserting claims on behalf of or in right of the Republic that are attributable to any Dealer Manager’s bad faith, gross negligence, or willful misconduct in performing the services that are the subject of this Agreement. In soliciting or obtaining Tenders, you, as Dealer Managers, shall act as independent contractors, and no Dealer, commercial bank or trust company is to be deemed to be acting as your agent or the agent of the Republic, and you, as Dealer Managers, are not to be deemed an agent of the Republic, any Dealer, commercial bank or trust company or any other person.
     4. The Offer Materials. (a) Subject to applicable law, the Republic authorizes you to use, and agrees to furnish you (in New York City) with as many copies as you may reasonably request of, the Offer Materials, except that the Letter of Transmittal will be available only in electronic format, any issuer free writing prospectuses as defined in Rule 433 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the Offer and Cash Tender (each, an “Issuer Free Writing Prospectus”), if any, to be filed with the Commission prior to the Settlement Date, any other free writing prospectus as defined in Rule 405 under the Securities Act relating to the Offer and Cash Tender (each a “Free Writing Prospectus”) that the parties hereto shall hereafter agree in writing to treat as part of the Offer Materials. Subject to applicable law, the Republic shall instruct the Information Agent to make available (or distribute through any means as mutually agreed with the Dealer Managers) to each registered Holder of any Eligible Bonds, as soon as practicable, copies of the Basic Prospectus and Prospectus Supplement and any amendments as supplements thereto. Thereafter, to the extent practicable until the Expiration Date, the Republic shall use its best efforts to cause copies of such materials to made available (or distributed through any means as mutually agreed with the Dealer Managers) to each person who becomes a Holder of record of any Eligible Bond, upon request by such Holder, in each case subject to applicable law.
     (b) Offer Website. The Republic hereby authorizes the Dealer Managers to create, operate and maintain an Internet website (the “Offer Website”) in connection with the Offer and Cash Tender. The Republic further authorizes the Dealer Managers to post the Offer Materials and the Disclosure Package (as defined in Section 8 below) on the Offer Website, as previously reviewed and approved by the Republic, and in electronic portable document format (pdf) not to be amended or otherwise altered in any way without the prior written consent of the Republic, and to provide access only to Direct Participants who are authorized to make Tenders on behalf of Holders, only upon the request of such Direct Participant. The Dealer Managers may not include any written information or hyperlinks in or to the Offer Materials, other than as specifically set forth therein or as mutually agreed between the Dealer Managers and the Republic in accordance with this Agreement.
     (c) The Republic shall not amend or supplement the Offer Materials, or file, use or publish any such amendment or supplement or other offering materials for use in connection with the Offer and Cash Tender or the results of the Offer and Cash Tender, or refer to the Dealer Managers in any such material (except in each case for any announcements or notices required by applicable law, rules or regulations), without the Dealer Managers’ prior written consent, which consent shall not be unreasonably withheld. You shall not prepare or approve any other material for use with any third party in connection with the Offer and Cash Tender, without the Republic’s consent, which consent shall not be unreasonably withheld.
     (d) The Republic will advise you promptly of (i) the occurrence after the date hereof of any event which could cause the Republic to withdraw or terminate the Offer or the Cash Tender or would permit the Republic to exercise the right not to exchange the Eligible Bonds tendered pursuant to the Offer or not to issue the New Bonds, (ii) any requirement after the date hereof to amend or supplement any Offer Materials, (iii) the issuance after the date hereof of any communication, comment or order by the United States Securities and Exchange Commission (the “Commission”) or the United Kingdom Listing Authority (the “UKLA”) (and, if in writing, will furnish a copy thereof) and (iv) any other information relating to the Offer and Cash Tender which you may from time to time reasonably request in the performance of your duties hereunder.
     (e) The Republic agrees (i) to advise you, promptly after it receives notice thereof, of the issuance by the Commission or the UKLA of any stop order or of any order preventing or suspending the use of any Offer Materials or any amendment or supplement thereto, of the suspension of the qualification of the New Bonds for offering or sale in any jurisdiction in the United States or any jurisdiction identified in Schedule II to this Agreement, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission or the UKLA for amending or supplementing of the Registration Statement, the Basic Prospectus or the Prospectus Supplement or any amendment or supplement thereto or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Offer Materials or any amendment or supplement thereto or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and (ii) promptly from time to time prior to the Expiration Date, and, if required in your reasonable judgment, after the Expiration Date, to take such action as you may reasonably request to qualify the Offer and the New Bonds for offering and sale under the Blue Sky or investment laws of such jurisdictions in the United States as you may reasonably request and under the laws of any jurisdiction outside the United States as the Republic, at your request, may agree and to comply with such laws so as to permit the continuance of the Offer and sales and dealings in the New Bonds in such jurisdictions for as long as may be necessary to complete the Offer and the Cash

Tender, provided that in connection therewith the Republic shall not be required to file a general consent to service of process in any jurisdiction.
     (f) The Republic agrees, if the delivery of a prospectus is required by law at any time prior to the expiration of 120 days after the time of issue of the Prospectus in connection with the offering or sale of the New Bonds and if at such time any event relating to or affecting the Republic shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Securities Act of 1933, as amended (the “Securities Act”) or any applicable law, to notify you and upon your request to prepare and furnish without charge to each Dealer Manager and to any dealer in securities named by the Dealer Managers as many copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance. In case you are required to deliver a prospectus in connection with sales of any of the New Bonds at any time 120 days or more after the time of issue of the Prospectus, upon your request but at the expense of such Dealer Manager, to prepare and deliver to such Dealer Manager as many copies as such Dealer Manager may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Securities Act.
     5. Compensation. (a) The Republic shall pay ratably (one-third each) to the Dealer Managers a fee equal to 0.1475 % of the aggregate principal amount of Eligible Bonds that are exchanged for New Bonds in the Offer or purchased by the Republic in the Cash Tender.
     (b) All fees payable to the Dealer Managers hereunder are net of all applicable Uruguayan withholding and similar taxes.
     6. Expenses. (a) Subject to Section 10 hereof, the Republic agrees to pay (a) the fees and expenses of Uruguayan, United States and English counsel to the Republic and Banco Central in connection with the issuance of the New Bonds and all other fees and expenses (or reimbursements to the Dealer Managers, as the case may be) in connection with the preparation and filing of the Prospectus Supplement and the Disclosure Package (as defined below), (b) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel for such parties), (c) the fees and costs incurred in connection with obtaining ratings of the New Bonds from rating agencies, (d) the fees and expenses (including the fees and disbursements of counsel to the Dealer Managers) incurred in connection with the review and qualification of the offering of the Securities by the NASD, (e) the costs of producing any blue sky memorandum in connection with the qualification of the New Bonds for offer and sale under state and securities law, including fees and disbursements of counsel for the Dealer Managers in connection with the blue sky memorandum), (f) the Republic’s costs and expenses relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the New Bonds, and (g) its out-of-pocket expenses. The Dealer Managers agree to pay (a) the costs of converting the Prospectus Supplement and the Disclosure Package into EDGAR, (b) the costs of printing the Prospectus Supplement and the Disclosure Package, (c) the

costs of distributing the Prospectus Supplement and the Disclosure Package, (d) all listing fees incurred in connection with the clearance of the New Bonds for book-entry transfer through DTC, (e) the fees and expenses incurred in listing the New Bonds on each Stock Exchange, (f) the fees and expenses of Uruguayan, United States and English counsel to the Dealer Managers in connection with the issuance of the Securities, (g) the costs of tombstones, if any, (h) their out-of-pocket expenses, including any expenses associated with the due diligence review conducted by the Dealer Managers, and (i) the Dealer Managers’ costs and expenses relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities.
     (b) Expenses incurred in connection with the Offer and Cash Tender, other than those incurred in Uruguay, shall be payable by the Republic to the Dealer Managers in U.S. dollars in same day funds through a money transfer to an account to be designated in writing by the Dealer Managers. All expenses other than those incurred in Uruguay payable hereunder are net of all applicable withholding and similar taxes.
     7. Exchange Agents and Depositary; Securityholder Lists. (a) The Republic will appoint Citibank, Agency & Trust to serve as exchange agent and depositary and Dexia Banque Internationale à Luxembourg to serve as Luxembourg exchange agent (hereinafter collectively referred to as the “Exchange Agents”) in connection with the Offer and Cash Tender and will enter into an exchange agency agreement with the Exchange Agents (the “Exchange Agency and Depositary Agreement”). You are authorized to communicate directly with the Exchange Agents (and any other information agent, exchange agent or depositary designated or retained by the Republic) with respect to matters relating to the Offer and Cash Tender. Any fees and expenses payable to the Exchange Agents shall be borne by the Dealer Managers.
     (b) The Republic agrees to furnish to you, to the extent the same is available to the Republic, or to instruct the trustee or registrars for the Eligible Bonds to furnish to you, cards or lists or copies thereof showing the names and addresses of, and principal amounts of Eligible Bonds held by, the registered holders of such Eligible Bonds as of a recent date, and shall include a provision in its agreement with the Exchange Agents to inform you orally and in writing of any Letter of Transmittal submitted electronically pursuant to the Offer or Cash Tender and such other information as you may reasonably request in connection with your services hereunder. You agree to use such information only in connection with the Offer and Cash Tender and not to furnish such information to any other person except in connection with the Offer and Cash Tender.
     8. Representations, Warranties and Covenants of the Republic. The Republic represents, warrants and covenants to you that:
     (a) As of the date the Offer and Cash Tender is commenced (the “Commencement Date”), as of the time and date the Offer and Cash Tender expires (the “Expiration Date”) and as of the date the New Bonds are issued and the Cash Tender is settled (the “Settlement Date”), the Republic meets the requirements for use of Schedule B under the Securities Act. The Republic has filed with the Commission a registration statement under Schedule B (No. 333-134515) covering the registration of debt securities and warrants, including the New Bonds under the Securities Act and including the related basic prospectus (in the form most recently filed with the

Commission or prior to the date hereof, the “Basic Prospectus”) and such registration statement has been declared effective by the Commission, as amended as of the date and time of this Agreement. The Registration Statement (as defined below) together with the Basic Prospectus constituting a part thereof, any prospectus supplement relating to the New Bonds and all documents incorporated by reference thereto, as amended from time to time, meets the requirements set forth in Release No. 33-6424 and Schedule B under the Securities Act. The Republic proposes to file with the Commission, pursuant to Rule 424(b) under the Securities Act, a supplement to the Basic Prospectus dated October 18, 2006 (the “Prospectus Supplement”) relating to the Offer and Cash Tender and has previously advised the Dealer Managers of all other information (financial, statistical and other), if any, with respect to the Republic to be set forth therein. Such registration statement (including the Basic Prospectus and any documents incorporated by reference in such registration statement), as amended as of the date hereof, including the exhibits thereto and all documents incorporated by reference in the prospectuses contained therein, if any, at the date and time it became effective (the “Effective Time”), is hereinafter referred to as the “Registration Statement.”
     The Basic Prospectus together with the Prospectus Supplement in the form in which it shall be first filed with the Commission pursuant to Rule 424(b) is hereinafter referred to as the “Prospectus;” any reference to the Prospectus Supplement or the Basic Prospectus, as amended or supplemented, shall be deemed to refer as appropriate to such Prospectus Supplement or Basic Prospectus as amended or supplemented to be related to the Offer and the Cash Tender as first filed with the Commission pursuant to Rule 424(b) under the Securities Act and shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) (collectively, a “Form 18-K”) filed with the Commission, under the United States Securities Exchange Act of 1934 (the “Exchange Act”) and incorporated by reference in the Prospectus.
     (b) As of the Commencement Date, the Expiration Date and the Settlement Date, the Registration Statement and the Prospectus, as amended or supplemented, complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the time of its effectiveness, and as of the Expiration Date and the Settlement Date, as amended and supplemented, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, as amended or supplemented, as of the Commencement Date, the Expiration Date and the Settlement Date, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Republic by any Dealer Manager specifically for use in the Registration Statement or the Prospectus, as amended or supplemented with respect to the Offer and Cash Tender, it being understood and agreed that the only information furnished by you as Dealer Managers consists of information set forth in the third, fourth, fifth and sixth paragraphs under the caption “Plan of Distribution” of the Prospectus Supplement.

     (c) The Disclosure Package (as defined herein), at the Expiration Date, when taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information furnished in writing to the Republic by any Dealer Manager specifically for use therein. For purposes of this agreement (i) the Basic Prospectus, as amended and supplemented as of the Expiration Date, (ii) any Issuer Free Writing Prospectus, if any, to be filed with the Commission prior to the Settlement Date, and (iii) any Other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of this Disclosure Package, taken as a whole, used on or before the Expiration Date, are hereinafter referred to as the “Disclosure Package.”
     (d) As of the Settlement Date, the document filed with the UK Listing Authority (the “UKLA Document”) contains all particulars and information required by, and the publication of the UKLA Document will comply with the rules made by the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000, as amended, and the Bonds shall have been admitted for trading on the London Stock Exchange subject to notice of issuance.
     (e) The Offer Materials comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the United States federal securities laws and the laws of those jurisdictions set forth in Schedule II in which you are authorized to make offers pursuant to this Agreement, and the Offer Materials (as amended or supplemented, if amended or supplemented), including any information incorporated by reference therein, as of the Commencement Date, the Expiration Date and the Settlement Date, do not contain and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Republic by you expressly for use in the Offer Materials.
     (f) The Republic has, or had, as the case may be, full power and authority to execute and deliver each of this Agreement, the Indenture and the New Bonds (collectively with the Indenture, the “Agreements”) and all other documents and instruments to be executed and delivered by the Republic hereunder and thereunder, to incur the obligations to be incurred by it as provided herein or therein, and to perform and observe the provisions hereof and thereof on its part to be performed or observed and to issue and sell the New Bonds and to perform the terms thereof.
     (g) The execution and delivery of this Agreement and all other documents to be executed and delivered by the Republic hereunder have been duly authorized and have been or will be duly executed and delivered by the Republic, and this Agreement constitutes the valid and legally binding agreement of the Republic enforceable against the Republic in accordance with its terms, subject, as to Section 10 of this Agreement, to any limitations imposed by the securities laws of any applicable jurisdiction.

     (h) The New Bonds have been duly authorized, and, when issued, authenticated and delivered pursuant to the Offer and the Indenture, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Republic entitled to the benefits of the Indenture.
     (i) The Indenture has been duly authorized and executed on behalf of the Republic and constitutes a valid and legally binding obligation of the Republic, enforceable against the Republic in accordance with its terms.
     (j) The New Bonds will conform to the descriptions thereof contained in the Prospectus, as amended and supplemented with respect to the Offer, and taken as a whole the statements made under the captions “Description of the Securities” and “Description of the New Bonds” in the Basic Prospectus and the Prospectus Supplement respectively, insofar as they purport to summarize the terms of the New Bonds, constitute accurate, complete and fair summaries of such terms.
     (k) No consent, approval, authorization, order, registration or qualification of or with any court, government or governmental agency or body or any third party is required to be taken, fulfilled, performed or obtained in Uruguay or in the jurisdictions listed on Schedule II hereto (including, without limitation, the obtaining of any consent, approval or license or the making of any filing or registration) for the execution and delivery of this Agreement and the New Bonds by the Republic, or for the issue, exchange, delivery and performance of the New Bonds as contemplated herein and in the Registration Statement, the consummation of the other transactions contemplated by the Agreements and the compliance by the Republic with the terms of the Agreements, or for the validity or enforceability of the Agreements, against the Republic, except for Decree No. 383/006 dated October 18, 2006 (the “Decree”) of the Executive Power of the Republic, which has been duly obtained and are in full force and effect on the Commencement Date and will be in full force and effect on the Settlement Date, and except for another decree of the Executive Power of the Republic relating to the New Bonds, which will be issued prior to the Settlement Date (together with the Decree, the “Decrees”).
     (l) The execution, delivery and performance of this Agreement and the Indenture, the issuance, sale and delivery of the New Bonds, and the consummation of the other transactions contemplated hereunder and thereunder (and compliance with the terms hereof and thereof) do not and will not (i) conflict with or result in a breach of any provision of the Constitution of the Republic (the “Constitution”), any provision of any treaty, convention, statute, law, regulation decree, judgment, order of any government, governmental body or court, domestic or foreign court order or similar authority binding upon the Republic, (ii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any fiscal agency agreement, trust deed, mortgage or other agreement to which the Republic or any National Governmental Agency is a party or by which any of them or any of their respective properties or assets are bound or (iii) result in the creation of any lien or encumbrance upon such properties or assets. As used herein, the term “National Governmental Agency” means any autonomous entity subject to Chapter I of Section XI of the Constitution and Administración Nacional de Telecomunicaciones.

     (m) When duly issued and authenticated, the New Bonds will be the direct, unconditional and unsecured obligations of the Republic; the full faith and credit of the Republic has been pledged for the due and punctual payment of amounts due in respect of the New Bonds and the performance of the covenants therein contained; the New Bonds will rank pari passu, without any preference one over the other among themselves; and the payment obligations of the Republic under the New Bonds will at all times rank at least equal in priority of payment and in all other respects with all other Foreign Debt (as defined in the New Bonds) of the Republic.
     (n) Other than as set forth in the Registration Statement, the Disclosure Package or the Offer Materials, there are no pending or, to the best knowledge of the Republic after due inquiry, threatened actions or proceedings (foreign or domestic) against or affecting the Republic or any National Governmental Agency which, if determined adversely to the Republic or any such National Governmental Agency, would individually or in the aggregate have a material adverse effect on the financial condition or revenues and expenditures of the Republic or would materially adversely affect the ability of the Republic to perform its obligations under the Offer and Cash Tender or the Agreements, or which are otherwise material in the context of the issue of the New Bonds.
     (o) There is no tax, duty, levy, impost, deduction, governmental charge or withholding imposed by the Republic or any political subdivision or taxing authority thereof or therein by virtue of the execution, delivery, performance or enforcement of the Agreements (except for court fees and taxes incurred in connection with enforcement proceedings) or to ensure the legality, enforceability, validity or admissibility into evidence of the Agreements or of any other document to be furnished thereunder, and it is not necessary that the Agreements or the New Bonds be submitted to, filed or recorded with any court or other authority in the Republic to ensure such legality, validity, enforceability or admissibility into evidence (except for court fees and taxes incurred in connection with enforcement proceedings).
     (p) Other than as permitted by Regulation M under the Securities Exchange Act of 1934, as amended, neither the Republic nor any person acting on its behalf has taken, directly or indirectly, any action which might reasonably be expected to cause or result in stabilization of the price of any security of the Republic to facilitate the Offer or the exchange or resale of the New Bonds; provided, however, that no representation or warranty is given by the Republic with respect to any actions of you as Dealer Managers.
     (q) After being translated into Spanish by an official translator, this Agreement and the New Bonds, upon execution, issuance and delivery thereof will be in proper legal form under the laws of the Republic for the enforcement thereof against the Republic under such laws.
     (r) The Republic agrees that, during the period beginning from the Commencement Date and continuing to and including the Settlement Date, it will not offer, sell, contract to sell or otherwise dispose of any debt securities of the Republic, guaranteed by the Republic or of any agency or enterprise controlled by the Republic that are substantially similar to the New Bonds, are denominated in U.S. dollars or Uruguay pesos, are to be placed outside the Republic and that mature more than 1 year after the Settlement Date, without your prior written consent. The

Republic will cause the Eligible Bonds (which are acquired by it pursuant to the Offer and Cash Tender) to be cancelled in accordance with their terms.
     (s) The execution, delivery and performance of the Agreements and the other documents referred to therein, and the exchange of the New Bonds and the performance of the terms thereof by the Republic, constitute private and commercial acts rather than public or governmental acts. Under the laws of the Republic, except as described in the Registration Statement, the Disclosure Package or the Offer Materials, neither the Republic nor any of its property has any immunity (i) from jurisdiction of any court, (ii) from set-off or any legal process in the courts of the Republic other than attachment prior to judgment and attachment in aid of execution or (iii) from set-off or any legal process in any court other than a court of the Republic (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise). The waiver of immunity by the Republic contained in Section 13 hereof, Section 9.7 of the Indenture and Paragraph 15(d) of the terms and conditions of the New Bonds and the indemnification and contribution provisions contained in Section 10 hereof do not conflict with Uruguayan law or public policy.
     (t) The Republic is a member of the International Monetary Fund (the “IMF”).
     (u) It is not necessary under the laws of the Republic that the Dealer Managers be licensed, qualified or entitled to carry on business in the Republic by reason of the execution, delivery, performance or enforcement of this Agreement, and the Dealer Managers will not be deemed resident, domiciled, to be carrying on business or subject to taxation in the Republic solely by reason of the execution, delivery, performance outside the Republic or enforcement of this Agreement.
     (v) No event has occurred and is continuing or circumstance has arisen which, had the New Bonds already been issued, would (with the giving of notice and/or the passage of time) constitute an event described under the caption “Description of the Securities—Events of Default” in the Basic Prospectus.
     (w) Under currently existing law, all payments made in respect of the New Bonds will be free and exempt from any and all taxes, duties or other governmental charges of whatever nature of the Republic, except to the extent that such New Bonds or payments will be held or received by persons who are subject to tax for reasons other than the mere holding of such New Bonds or receiving payments thereon, all payments on the New Bonds will be made by the Republic without withholding or deduction for or on account of any and all taxes, duties, assessments or other governmental charges of whatever nature imposed by Uruguay or any political subdivision or taxing authority thereof or therein having power to tax, unless the Republic is compelled by law to deduct or withhold such taxes, duties, assessments or other governmental charges, and, in such event, the Republic shall pay Additional Amounts (as defined in the Indenture) to the extent provided in the Indenture; and the Dealer Managers are not subject to any taxes, duties or other charges imposed by Uruguay or any political subdivision or taxing authority thereof or therein with respect to payments received by the Dealer Managers hereunder solely by reason of entering into this Agreement or receiving payments hereunder.

     (x) Unless each of the conditions set forth in Section 9 below to be satisfied on the Expiration Date shall have been satisfied or waived, the Republic will not announce the acceptance of any Tender without giving prior notice to the Dealer Managers.
     (y) The Republic will notify the Dealer Managers promptly if at any time prior to the Settlement Date anything occurs which renders or may render untrue or incorrect in any material respect any of the representations and warranties contained in this Section 8 and will forthwith take such steps as the Dealer Managers may reasonably require to remedy and/or publicize the fact.
     (z) The statements with respect to matters of Uruguayan law set forth in the Prospectus are correct in all material respects.
     (aa) The Republic has made or will make any arrangements necessary to be made by it to permit settlement to occur through the clearing systems contemplated by the Offer and Cash Tender.
     (bb) Since the respective dates as of which information is given in the Registration Statement and the Offer Materials, there has not been any material adverse change, or any event that would reasonably be expected to result in a prospective material adverse change, in the financial, economic or fiscal condition of the Republic, otherwise than as set forth in or contemplated in the Disclosure Package. Other than as set forth in the Disclosure Package, the Republic is not in default in the payment of principal, interest or any other amount owing on any obligation in respect of indebtedness for money borrowed and the Republic has not received any notice of default or acceleration with respect to any obligation in respect of indebtedness for money borrowed, in each case or in the aggregate, which would have a material adverse effect on the financial, economic or fiscal condition of the Republic or its ability to perform its obligations under this Agreement, the Offer, the Cash Tender, the Indenture, or the New Bonds or which is otherwise material to the rights of the holders of the New Bonds.
     9. Conditions Precedent. The Dealer Managers shall, by notice to the Republic (and in the case of paragraph (m) below, only after consultation with the Republic), be entitled to withdraw as Dealer Managers in connection with the Offer and Cash Tender at any time if any of the conditions set forth in this Section 9 is not met, has not been satisfied or waived by the Dealer Managers and cannot be satisfied on or before the Expiration Date, or the Settlement Date, as applicable, and the obligations of the Dealer Managers hereunder shall at all times be subject, in their discretion, to the conditions that:
     (a) All representations and warranties and other statements of the Republic contained herein are now, and at all times during the Offer and Cash Tender and until the Settlement Date, will be, true and correct in all material respects.
     (b) The Republic at all times during the Offer and Cash Tender shall have performed all of its respective obligations hereunder theretofore required to have been performed.

     (c) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect on the Commencement Date, the Announcement Date, the Expiration Date and the Settlement Date and no proceedings for that purpose shall be pending before, or threatened by, the Commission on the Commencement Date, the Announcement Date, the Expiration Date, and the Settlement Date and the Dealer Managers shall have received, on each of the Commencement Date and the Settlement Date, certificates dated, respectively, the Commencement Date and the Settlement Date and signed by a duly authorized officer of the Republic to the effect that no such stop order is in effect and that no proceedings for such purpose are pending before or, to the knowledge of the Republic, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction.
     (d) The London Stock Exchange shall have agreed to list the New Bonds on the Settlement Date, or the Dealer Managers being satisfied that such listing will be granted shortly after the Settlement Date.
     (e) On each of the Commencement Date and the Settlement Date, Shearman & Sterling LLP, your United States counsel, shall have furnished to you, as Dealer Managers, such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of the Agreements, the Registration Statement, the Disclosure Package and the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering their opinions, Shearman & Sterling LLP may rely as to all matters of Uruguayan law upon the opinions referred to in paragraphs (f) and (g) of this Section 9.
     (f) On each of the Commencement Date and the Settlement Date, Guyer & Regules, your Uruguayan counsel, shall have furnished to you, as Dealer Managers, such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of the Agreements, the Registration Statement and the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering such opinion, such counsel may rely as to all matters of United States Federal and New York law upon the opinion of Shearman & Sterling LLP referred to in paragraph (e) of this Section 9.
     (g) On each of the Commencement Date and the Settlement Date Counsel to the Republic shall have furnished to you his written opinion, dated the respective date of delivery thereof in substantially the form of Annex I attached hereto. In rendering such opinion, such counsel may state that his opinion is limited to matters of Uruguayan law and may rely as to all matters of United States federal and New York law upon the opinion of Cleary, Gottlieb, Steen & Hamilton, referred to in paragraph (h) of this Section 9.
     (h) On each of the Commencement Date and the Settlement Date, Cleary, Gottlieb, Steen & Hamilton, United States counsel for the Republic and Banco Central, shall have furnished to you their written opinions, dated the respective date of delivery thereof in substantially the form of Annex II attached hereto. In rendering such opinions, such counsel may state that their opinions are limited to the federal laws of the United States and the laws of the State of New York and may rely as to all matters of Uruguayan law upon the opinions of Counsel to the Republic, referred to in paragraph (g) of this Section 9.
     (i) On or prior to the Settlement Date, there having been delivered to you as Dealer Managers (i) certified copies of the Decrees, together with a certified English translation thereof, and (ii) certified copies, together with certified English translations thereof, of all approvals, authorizations, consents and orders required for the issuance and exchange of the New Bonds and the execution of this Agreement and the Decrees, and all such approvals, authorizations, consents and orders having been obtained, shall be in full force and effect.
     (j) On each of the Commencement Date and the Settlement Date, there will have been delivered to you as Dealer Managers certificates of duly authorized officials of the Republic, dated the Commencement Date and the Settlement Date, to the following effect (x) the representations and warranties of the Republic in this Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of the respective date of such certificate (other than such representations and warranties which are made as of a specified date), (y) the Republic has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the respective date of such certificate and (z) no proceeding has been initiated, or to the best of his or her knowledge, threatened to restrain or enjoin the Offer or Cash Tender or the issuance or delivery of the New Bonds by the Republic pursuant to the Offer or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the Offer and Cash Tender will be effected or pursuant to which the New Bonds will be issued or to question the validity of the Offer and Cash Tender or the New Bonds and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in part.
     (k) On or prior to the Settlement Date, there shall have been delivered to you as Dealer Managers, in form and substance satisfactory to you, certificates of duly authorized officials of the Republic as to the authority, incumbency and specimen signatures of the persons who have executed or will execute this Agreement, the New Bonds and the other instruments and documents to be executed and delivered hereunder and thereunder by the Republic as the case may be, and such other documents, opinions and certificates as you or your counsel may reasonably require.
     (l) The Republic shall have furnished to you on the Settlement Date a certificate in English, dated the date of delivery, to the effect that as of its effective date, the Registration Statement and any further amendment or supplement thereto, do not, contain an untrue statement of a material fact or omit a material fact to make the statements therein not misleading; that, as of the Expiration Date, the Disclosure Package and any further amendment or supplement thereto made by the Republic do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Prospectus and any further amendment or supplement thereto made by the Republic do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and that all statistical information in the

Registration Statement and any further amendment or supplement thereto is presented on a basis consistent with public official documents of the Republic; provided, however, that the foregoing certification shall not apply to the statements in or omissions from the Registration Statement, the Disclosure Package taken as a whole with the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Republic in writing by you expressly for use in the Registration Statement, the Disclosure Package or the Prospectus or any amendment or supplement thereto.
     (m) Subsequent to the execution and delivery of this Agreement and on or prior to the Commencement Date or the Settlement Date there shall not have occurred any of the following: (i) in the opinion of the Dealer Managers, a change in Uruguayan, United States or international financial, political or economic conditions as would in the Dealer Managers’ reasonable judgment be likely to prejudice materially the success of the Offer and Cash Tender; (ii) a suspension or material limitation of trading in (a) securities generally on the New York Stock Exchange or the London Stock Exchange or (b) the debt securities of the Republic in the United States; (iii) a major disruption in the settlement or clearance of debt securities services in the United States and such event shall continue until at least the business day preceding the Settlement Date; or (iv) a banking moratorium declared by either Federal or New York state or Uruguay authorities and any such event shall make it impractical to proceed with the Offer and Cash Tender.
     (n) The Republic shall have furnished to the Dealer Managers on the Settlement Date such further information, certificates and documents and agreements as the Dealer Managers may reasonably request.
     (o) On the Settlement Date, the Republic shall tender the New Bonds for delivery.
     (p) Prior to the Settlement Date, the Republic shall have executed and delivered a supplemental indenture to the indenture dated as of May 29, 2003, providing that the minimum denomination of each of its 8.00% Bonds due 2022 and 7.625% Bonds due 2036 shall be U.S.$1.00.
     The Dealer Managers may waive at their sole discretion and upon terms as they deem appropriate, any of the conditions set forth above.
     10. Indemnification. (a) The Republic agrees that it will indemnify and hold harmless each of the Dealer Managers and each of their affiliates, and individually each of their respective directors, officers, employees and controlling persons from and against any and all losses, liabilities, costs, claims, actions, demands, damages, expenses (including reasonable attorneys’ fees and expenses) which any of them may incur or which may be made against any of them, insofar as such losses, liabilities, costs, claims, actions, demands, damages or expenses are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, in the Offer Materials or in any amendment thereof or supplement thereto, in the Disclosure Package or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Republic will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Republic by or on behalf of the Dealer Managers specifically for inclusion therein, it being understood and agreed that the only information furnished by you as Dealer Manager consists of information set forth in the third, fourth, fifth and sixth paragraphs under the caption “Plan of Distribution” of the Prospectus Supplement.
     (b) Each of the Dealer Managers agrees to indemnify and hold harmless the Republic and each of its officials, including its authorized representative in the United States, who signs the Registration Statement, against any and all losses, liabilities, claims, damages and expenses (as incurred) to which any of them may become subject, insofar as such losses, liabilities, costs, claims, actions, demands, damages or expenses are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof or in the Disclosure Package and Offer Materials, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in the reliance upon or in conformity with written information furnished to the Republic by or on behalf of the Dealer Manager specifically for use in the preparation of the documents referred to in paragraph (a) above. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.
     (c) If any action, proceeding (including any governmental investigation), claim or demand shall be brought or asserted against an indemnified party in respect of which indemnity is to be sought against the indemnifying party under this Section 10, the indemnified party shall promptly notify the indemnifying party in writing and the indemnifying party, upon request of such indemnified party, shall retain counsel reasonably satisfactory to such indemnified party to represent such indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In such proceeding, the indemnified party shall have the right to retain counsel of its own choice to represent it in connection with such action, claim or demand, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and indemnified party shall have mutually agreed to the contrary, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party or (iii) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. With respect to any indemnification claim under Section 10(a) hereof, any such firm shall be designated in writing by the Dealer Managers. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (such consent not to be unreasonably withheld), but if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party agrees to indemnify any indemnified party from and against any loss or liability by reason of such settlement or judgment. The indemnifying party shall not, without the written consent (such consent not to be unreasonably withheld) of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability or claims that are the subject matter of such proceeding.
     (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 10 is for any reason held by a court to be unavailable in accordance with its terms, the Republic, on one hand, and the Dealer Managers, on the other hand, shall contribute to the aggregate losses, liabilities, costs, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Republic, on one hand, and the Dealer Managers, on the other hand, in such proportions so that the Dealer Managers are responsible for that portion represented by the percentage that the amount referred to in Section 5(a) hereof bears to the aggregate principal amount of New Bonds issued pursuant to the Offer and Eligible Bonds acquired by the Republic pursuant to the Cash Offer, and the Republic is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Dealer Managers shall not be required to contribute any amount in excess of the amount paid to the Dealer Managers pursuant to Section 5(a) hereof. For purposes of this paragraph (d), each director, officer, employee and controlling person of the Dealer Managers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Dealer Managers and each official of the Republic who signs the Registration Statement shall have the same rights to contribution as the Republic. Any party entitled to contribution shall, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this paragraph (d), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have other than under this paragraph (d).
     11. Termination and Survival of Certain Provisions. (a) This Agreement may be terminated (i) by any of you (A) upon a withdrawal by any of you as Dealer Managers under the terms hereof or (B) if the Republic determines to terminate or withdraw the Offer and Cash Tender prior to consummation thereof or (ii) by the Republic if it determines to terminate or withdraw the Offer and Cash Tender prior to consummation thereof.
     (b) The indemnity and contribution agreements contained in Section 10 hereof, the expense reimbursement agreements contained in Section 6 hereof, the fee agreement contained in Section 5 hereof (to the extent that the transactions contemplated hereby have been consummated) and the representations and warranties of the Republic set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Offer and Cash Tender or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any indemnified party and (iii) the completion of your services hereunder.

     12. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail or facsimile transmission, to the parties hereto as follows:
(1) If to you:
Citigroup Global Markets Inc.
390 Greenwich Street, 4th Floor
New York, NY 10013
USA
Attention: Liability Management Department
Fax: (212) 723-8672
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
USA
Attention: Liability Management Group
Fax: (646) 225-5606
UBS Securities LLC
677 Washington Blvd.
Stamford, CT 06901
USA
Attention: Liability Management Group
Fax: (203) 719-1620
with a copy (which shall not constitute notice) to:
UBS Securities LLC
Legal and Compliance
677 Washington Blvd.
Stamford, CT 06901
USA
Fax: (203) 719-0680
(2) If to the Republic:
República Oriental del Uruguay
Ministerio de Economia y Finanzas
Colonia 1089
Piso 3
11100 Montevideo
República Oriental del Uruguay
Attention: Dirección General
Facsimile No.: (598) 2-900-0186
     13. Governing Law; Consent to Jurisdiction; Waiver of Sovereign Immunities. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (b) The Republic hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, the City of New York, and any appellate court, in any action or proceeding arising out of or relating to this Agreement, and the Republic hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic. The Republic hereby irrevocably appoints CT Corporation System] (the “Process Agent”), with an office on the Commencement Date at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of itself and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding, except actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in the Borough of Manhattan, the City of New York. Such service may be made by mailing or delivering a copy of such process to the Republic, in care of the Process Agent at the address specified above for the Process Agent and the Republic hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Republic also irrevocably consents to the service of any and all process in any such action or proceeding in such New York state or federal court sitting in the Borough of Manhattan, the City of New York by the mailing of copies of such process to itself at its address specified in Section 12 hereof.
     (c) Nothing in this Section 13 shall affect the right of the Dealer Managers to serve legal process in any other manner permitted by law or affect the right of the Dealer Managers to bring any action or proceeding against the Republic or its property in the courts of other jurisdictions.
     (d) To the extent that the Republic has or hereafter may acquire or have attributed to it any immunity under any law (other than the laws of the Republic) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Republic hereby irrevocably waives such immunity in respect of its obligations under this Agreement. To the extent that the Republic has or hereafter may have any immunity under the laws of the Republic (i) from jurisdiction of any court, (ii) from any legal process in the courts of the Republic (other than immunity from attachment prior to judgment and attachment in aid of execution), or (iii) from any legal process in any court other than a court of the Republic, whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise, with respect to itself or its property, the Republic hereby irrevocably waives such immunity to the fullest extent permitted by the laws of the Republic, in respect of its obligations under this Agreement. Without limiting the generality of the foregoing, the Republic agrees that the waivers set forth in this subsection (d) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act. Notwithstanding the foregoing, the Republic hereby reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act of 1976 with respect to actions brought against the Republic under U.S. federal securities laws or any state securities laws.

     (e) The Republic hereby irrevocably waives, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to this Agreement, the posting of any bond or the furnishing, directly or indirectly, of any other security.
     (f) Any action arising out of or based on this Agreement may be instituted by the Dealer Managers in any competent court in the Republic.
     14. Judgment Currency. In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “judgment currency”) other than U.S. dollars, the Republic will indemnify the Dealer Managers against any loss incurred by such Dealer Manager as a result of any variation as between (a) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange at which such Dealer Manager is able to purchase U.S. dollars with the amount of judgment currency actually received by such Dealer Manager on the business day following the receipt of payment on such judgment or order. The foregoing indemnity shall constitute a separate and independent obligation of the Republic and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into U.S. dollars.
     15. Severability. If any provision hereof shall be determined to be invalid, illegal or unenforceable in any respect, such determination shall not affect any other provision hereof, which shall remain in full force and effect so long as the economic or legal substance of the Offer and Cash Tender and the agreements contained herein are not affected in any manner adverse to any party.
     16. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     17. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Republic, you and the other indemnified parties, and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.
     18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.
[SIGNATURE PAGE FOLLOWS]

     Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours, REPUBLICA ORIENTAL DEL URUGUAY
			By:	/s/ Carlos Sténeri
				Name:	Carlos Sténeri
				Title:	Director, Debt Management Office
Accepted as of the date first set forth above: CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Christopher Gilfond
	Name:	Christopher Gilfond
	Title:	Managing Director

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Arthur M. Rubin
	Name:	Arthur M. Rubin
	Title:	Executive Director

UBS SECURITIES LLC
By:	/s/ Hu Yang
	Name:	Hu Yang
	Title:	Executive Director

By:	/s/ Marcelo Delmar
	Name:	Marcelo Delmar
	Title:	Managing Director

SCHEDULE I
Eligible Bonds
7.000% Euro Bonds due 2011
7.000% Euro Bonds due 2012
7.000% Euro Bonds due 2019
7.000% U.S. Dollar Bonds due 2008
7.875% U.S. Dollar Bonds due 2008
7.875% U.S. Dollar Bonds due 2009
7.250% U.S. Dollar Bonds due 2009
FRNs U.S. Dollar Bonds due 2009
FRNs U.S. Dollar Bonds due 2010
8.750% U.S. Dollar Bonds due 2010
7.250% U.S. Dollar Bonds due 2011
8.375% U.S. Dollar Bonds due 2011
7.625% U.S. Dollar Bonds due 2012
7.000% U.S. Dollar Bonds due 2013
7.875% U.S. Dollar Bonds due 2014
7.250% U.S. Dollar Bonds due 2014
7.500% U.S. Dollar Bonds due 2015
8.750% U.S. Dollar Bonds due 2015
7.625% U.S. Dollar Bonds due 2017
7.875% U.S. Dollar Bonds due 2027

S-I

SCHEDULE II
List of Jurisdictions
(Pursuant to Section 4(e) of the Dealer Manager Agreement)
Argentina
Austria
Belgium
Canada
Channel Islands (Jersey Only)
European Economic Area
France
Germany
Ireland
Israel
Liechtenstein
Luxembourg
Monaco
The Netherlands Antilles
Portugal
Russian Federation
Switzerland
Turkey
United Kingdom

S-II

ANNEX I
FORM OF OPINION OF DR. ENRIQUE GUERRA, COUNSEL TO THE MINISTRY OF ECONOMY AND FINANCE OF THE REPUBLIC OF URUGUAY
October 19, 2006
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
United States
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
United States
UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901
United States
as the Dealer Managers
named in the Dealer Manager Agreement
referred to below
Ladies and Gentlemen:
          This opinion is delivered to you pursuant to Section 9(g) of the Dealer Manager Agreement dated as of October 19, 2006 (the “Dealer Manager Agreement”) among República Oriental del Uruguay (the “Republic”) and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC as the Dealer Managers named in the Dealer Manager Agreement, relating to the Republic’s offer to holders of the outstanding bonds listed in Annex A hereto (collectively, the “Eligible Bonds”) of the Republic to exchange the Eligible Bonds for bonds listed in Annex B hereto (collectively, the “New Bonds”) and tender certain Eligible Bonds for cash. The New Bonds will be issued pursuant to an Indenture dated May 29, 2003 (the “Indenture”), among the Republic, Banco Central, as financial agent, and The Bank of New York, as trustee (the “Trustee”). The Dealer Manager Agreement and the Indenture (together, the “Agreements”) and the New Bonds are more fully described in the Registration Statement and Offer Materials prepared by the Republic in connection with the Invitation. Unless otherwise defined herein, terms in the Dealer Manager Agreement are used herein as therein defined.

A-I-1

          I have acted in my capacity as counsel to the Republic in connection with the Agreements and the Invitation. I or attorneys on my staff am or are familiar with the organization and affairs of the Republic, and its legal affairs are encompassed by my duties as counsel to the Republic. In connection with this opinion I have examined:
          (a) an executed copy of the Dealer Manager Agreement;
          (b) the Registration Statement;
          (c) the Offer Materials;
          (d) the Indenture; and
          (e) the Constitution of the Republic, the Decree and the Resolution;
and such other documents, agreements and instruments and such treaties, laws, rules, decrees and the like as I have deemed necessary as a basis for the opinions hereinafter expressed.
     I have assumed for purposes of this opinion: (i) that the Agreements and all other documents to be executed and delivered thereunder have been duly authorized (and, in the case of the Dealer Manager Agreement, executed and delivered) by the Republic, the Dealer Manager and the Trustee, as the case may be, and that each such party has adequate power, authority and legal right to enter into each Agreement to which it is a party and to perform its obligations under each Agreement to which it is a party; (ii) the authenticity of all documents examined by me (and the completeness of, and conformity to, the originals of any copies thereof submitted to me) and the genuineness of all signatures; (iii) that the Dealer Manager Agreement has not been terminated pursuant to Section 11 thereof; and (iv) that the execution, delivery and performance of the Agreements and the other documents and instruments provided for by the Agreements and the consummation of the transactions contemplated thereby, do not and will not contravene or breach, or result in a default under, or require any consent of any person under, any agreement or other document or instrument to which any of the parties to any thereof (other than Banco Central) is a party or by which it is bound.
          Based upon the foregoing, I am of the opinion that:
          1. The Republic has full power and authority to execute and deliver the Agreements and all other documents and instruments to be executed and delivered by the Republic thereunder, to incur the obligations to be incurred by it as provided therein and to perform and observe the provisions thereof on its part to be performed or observed and to issue the New Bonds and to perform the terms thereof and to exchange Eligible Bonds for New Bonds.
          2. The exchange of Eligible Bonds for New Bonds, the acquisition of Eligible Bonds for cash, the issuance of the New Bonds and the execution and delivery of this Agreement and the New Bonds by the Republic and all other documents to be executed and delivered by the Republic hereunder and thereunder and the performance of its obligations hereunder and thereunder and the execution of the Indenture by Banco Central in its capacity as financial agent of the Republic have been duly authorized by the Republic, and the Dealer

A-I-2

Manager Agreement constitutes, and upon due execution, authentication, issuance and delivery, the New Bonds will, and the Indenture does, constitute, legal, valid and binding obligations of the Republic in accordance with their respective terms, and will conform in all material respects to the description thereof contained in the Prospectus.
          3. The execution, delivery and performance of the Agreement, the issuance, offer and delivery of the New Bonds and the consummation of the other transactions contemplated by the Agreements (and compliance with the terms thereof) and the exchange of Eligible Bonds for New Bonds do not and will not (i) conflict with or result in a breach of any constitutional provision, any provision of any treaty, convention, statute, law, regulation or decree, or to the best of my knowledge after due inquiry, any judgment, order of any government, governmental body or court, domestic or foreign court order or similar authority binding upon the Republic, (ii) to the best of my knowledge after due inquiry, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any fiscal agency agreement, trust deed, contract, agreement or instrument to which the Republic or any National Governmental Agency is a party or by which any of them or any of their respective assets or properties are bound or (iii) to the best of my knowledge after due inquiry, result in the creation of any lien or encumbrance upon such properties or assets.
          4. No consent, approval, authorization, order, registration or qualification of or with any court, government or governmental agency or body or any third party is required to be taken, fulfilled, performed or obtained in the Republic or elsewhere (including, without limitation, the obtaining of any consent, approval or license or the making of any filing or registration) for the execution and delivery of the Agreements, or for the issue, exchange, delivery and performance of the New Bonds as contemplated herein and in the Registration Statement, the Disclosure Package and the Offer Materials, the consummation of the other transactions contemplated by the Agreements and the compliance by the Republic with the terms of the Agreements, or for the validity or enforceability of the Agreements against the Republic or for the authorization by the Republic of Banco Central to execute the Indenture as financial agent of the Republic, except the Decree that has been duly obtained and are in full force and effect on the date hereof and will be in full force and effect on the Settlement Date.
          5. Other than as set forth in the Registration Statement, the Disclosure Package and the Offer Materials, there are no pending or, to the best of my knowledge after due inquiry, threatened action or proceeding (foreign or domestic) against or affecting the Republic or any National Governmental Agency which, if determined adversely to the Republic or any such National Governmental Agency, would individually or in the aggregate materially adversely affect the financial condition or revenues and expenditures of the Republic or would materially adversely affect the ability of the Republic to perform its obligations under the Dealer Manager Agreement or the Indenture, or which are otherwise material in the context of the issue of the New Bonds.
          6. The execution and delivery and performance of the Agreement, the Indenture and the other documents referred to therein, and the issuance and exchange of the New Bonds and performance of the terms thereof by the Republic constitute private and commercial acts rather than public or governmental acts. Under the laws of the Republic, except as described

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in the Registration Statement, the Disclosure Package or the Offer Materials, neither the Republic nor any of its property has any immunity (i) from jurisdiction of any court, (ii) from set-off or any legal process in the courts of the Republic other than attachment prior to judgment and attachment in aid of execution or (iii) from set-off or any legal process in any court other than a court of the Republic (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise). Any judgment against the Republic of a state or Federal court in the State of New York, United States of America, is capable of being enforced in the courts of the Republic in accordance with the laws of the Republic, provided that such judgment is ratified by the Uruguayan Supreme Court. Such ratification will occur (i) if there exists a treaty with the country where such judgment was issued, pursuant to the provisions of such treaty, and (ii) in the absence of such treaty, if such judgment (1) complies with all formalities required for the enforceability thereof under the laws of the country where the same was issued, (2) together with related documents, has been translated into Spanish and satisfies the authentication requirements of Uruguayan law, (3) was issued by a competent court after valid service of process upon the parties to the action, (4) was issued after an opportunity was given to the defendant to present its defense, (5) is not subject to appeal and (6) is not against Uruguayan public policy. The waiver of immunity, waiver of inconvenient forum and appointment of process agent by the Republic contained in Section 13 of the Dealer Manager Agreement, the consent by the Republic to the jurisdiction of the courts specified in such Section and the provisions in the Dealer Manager Agreement that the law of the State of New York shall govern the Dealer Manager Agreement are irrevocably binding on the Republic. The waiver of immunity, waiver of inconvenient forum and appointment of process agent by the Republic contained in Section 9.7 of the Indenture and paragraph 15 of the terms and conditions of the New Bonds (assuming they are issued substantially in the form bonds of the same series were initially issued), the consent by the Republic to the jurisdiction of the courts specified in such Section and paragraph and the provisions in such Section and paragraph that the law of the State of New York shall govern the Indenture and the New Bonds will be irrevocably binding on the Republic upon due execution and delivery of the Indenture and the New Bonds.
          7. After being translated into Spanish by an official translator, the Dealer Manager Agreement, and when duly executed and delivered the New Bonds (assuming they are issued substantially in the form bonds of the same series were initially issued), will be in proper legal form under the laws of the Republic for the enforcement thereof in the Republic against the Republic.
          8. The Indenture is in proper legal form under the laws of the Republic for the enforcement thereof in the Republic against the Republic.
          9. There is no tax, duty, levy, impost, deduction, governmental charge or withholding imposed by the Republic or any political subdivision or taxing authority thereof or therein by virtue of the execution, delivery, performance or enforcement of the Agreements (except for court fees and taxes incurred in connection with enforcement proceedings) or to ensure the legality, enforceability, validity or admissibility into evidence of the Agreements or of any other document to be furnished thereunder and neither is it necessary that the Agreements be submitted to, filed or recorded with any court or other authority in the Republic to ensure such

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legality, validity, enforceability or admissibility into evidence (except for court fees and taxes incurred in connection with enforcement proceedings).
          10. The New Bonds (assuming they are issued substantially in the form bonds of the same series were initially issued), when duly executed, authenticated, issued and delivered pursuant to the Invitation and the Indenture, will be the direct, unconditional and unsecured obligations of the Republic; the full faith and credit of the Republic will be pledged for the due and punctual payment of the principal of, interest on, and any additional amount required to be paid with respect to the New Bonds and the performance of the covenants therein contained; the New Bonds will rank pari passu in priority of payment and in all other respects with all other Foreign Debt (as defined in the terms and conditions of the New Bonds) of the Republic.
          11. The Exchange Agents are not subject to any taxes, duties or other governmental charges imposed by the Republic or by any political subdivision or taxing authority thereof or therein with respect to payments received by the Exchange Agents, as contemplated in the Exchange Agent Agreements.
          12. When issued, the New Bonds (assuming they are issued substantially in the form bonds of the same series were initially issued) and all payments thereon will be free and exempt from any and all taxes, duties or other charges of whatsoever nature of the Republic, except to the extent that such New Bonds or payments will be held or received by persons who are subject to tax for reasons other than the mere holding of such New Bonds or receiving payments thereon.
          13. The Dealer Manager is not subject to any taxes, duties or other governmental charges imposed by the Republic or by any political subdivisions or taxing authority thereof or therein with respect to payments received by the Dealer Manager, as contemplated in the Dealer Manager Agreement.
          14. It is not necessary under the laws of the Republic that the Dealer Manager be licensed, qualified or entitled to carry on business in the Republic by reason of the execution, delivery, performance or enforcement of the Agreement, and the Dealer Manager will not be deemed resident, domiciled, to be carrying on business or subject to taxation in the Republic solely by reason of the execution, delivery, performance outside the Republic or enforcement of the Agreement.
          15. All statements in the Registration Statement, the Disclosure Package and Offer Materials with respect to the laws of the Republic are true and correct as of the date hereof and the information stated in the Registration Statement, the Disclosure Package and Offer Materials with regard to the Republic has been included on the authority of the Republic and it is duly authorized to do so under the laws of the Republic.
          16. The statements under the captions “Description of the Securities” and “Taxation” in the Basic Prospectus and under the captions “Description of the New Reopened Bonds” and “Taxation” in the Prospectus Supplement insofar as such statements constitute a summary of the documents or matters referred to therein, taken as a whole, are an accurate summary of such documents and matters.

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          17. Based upon due inquiry of officials of the Republic involved in the preparation of the Registration Statement, the Disclosure Package, and the Offer Materials, I believe that the Registration Statement, the Disclosure Package and the Offer Materials (except for financial information and other financial data contained or incorporated therein, as to which I express no belief), did not and do not, as of the date hereof contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at such dates, not misleading.
          18. The laws of the Republic do not require any statute or regulation or legal or governmental proceeding, or any contract or document of the Republic of any character, to be described in the Registration Statement, the Disclosure Package and the Offer Materials.
          My opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. In respect of the opinions set forth in paragraphs 1 through 4, I note that a second presidential decree setting forth the aggregate principal amounts in which the New Bonds will be issued will be required after the Expiration Date but prior to the Settlement Date.

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          The opinions expressed herein are limited to questions arising under the laws of the Republic. This opinion letter is furnished to you in your capacity as Dealer Manager under the Dealer Manager Agreement or as Trustee under the Indenture, as applicable, and is solely for your benefit as such. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

Dr. Enrique Guerra
Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

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Annex A
Eligible Bonds
Euro Bonds
7.000% due 2011
7.000% due 2012
7.000% due 2019
U.S. Dollar Bonds
7.000% due 2008
7.875% due 2008
7.875% due 2009
7.250% due 2009
FRNs due 2009
FRNs due 2010
8.750% due 2010
7.250% due 2011
8.375% due 2011
7.625% due 2012
7.000% due 2013
7.875% due 2014
7.250% due 2014
7.500% due 2015
8.750% due 2015
7.625% due 2017
7.875% due 2027

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Annex B
New Bonds
8.00% Bonds due 2022
7.625% Bonds due 2036

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ANNEX II
FORM OF OPINION OF CLEARY GOTTLIEB
October 19, 2006
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
United States
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
United States
UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901
United States
Ladies and Gentlemen:
          We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) and Banco Central del Uruguay (“Banco Central”) in connection with the Republic’s invitation (the “Invitation”) to exchange the outstanding bonds listed in Annex A hereto (collectively, the “Eligible Bonds”) of the Republic for up to U.S.$600,000,000 U.S. Dollar 8.00% Bonds due 2022 (the “2022 Global Bonds”) or U.S. Dollar 7.625% Bonds due 2036 (the “2036 Global Bonds,” together with the 2022 Global Bonds, the “New Reopened Bonds”), issued pursuant to a registration statement (No. 333-134515) initially filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to an indenture, (the “Indenture”) among the Republic, Banco Central, as the Republic’s financial agent, and The Bank of New York, as trustee (the “Trustee”), the form of which is incorporated by reference into the Registration Statement referred to below. Such registration statement, as of its most recent effective date (October 18, 2006), but excluding the documents incorporated by reference therein, is called the “Registration Statement;” the related prospectus dated June 5, 2006, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, is herein called the “Base Prospectus;” and the related prospectus supplement, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement.” This opinion letter is furnished to you pursuant to Section 9(h) of the dealer manager agreement dated as of October 19, 2006 (the “Dealer Manager Agreement”) among the Republic, Citigroup Global

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Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, as Joint Dealer Managers. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Dealer Manager Agreement.
          In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Dealer Manager Agreement;

(b)	the Registration Statement;

(c)	the Base Prospectus and the Prospectus Supplement;

(d)	the Indenture;

(e)	the form of each series of New Reopened Bonds as set forth in (i) Exhibit 99.2 to Amendment No. 9 to the Republic’s Annual Report for the Fiscal Year ended December 31, 2004, and (ii) Exhibit 99.2 to Amendment No. 3 to the Republic’s Annual Report for the Fiscal Year ended December 31, 2005, as filed with the Commission on April 21, 2006 and October 4, 2006 respectively; and

(f)	the documents delivered to you by the Republic on the date hereof pursuant to the Dealer Manager Agreement.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Republic and Banco Central and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all signatures on all such agreements and documents are genuine, (ii) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Republic in the Dealer Manager Agreement) and (iii) that the New Reopened Bonds will conform to the forms thereof that we have reviewed.
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
          1. The Dealer Manager Agreement has been duly executed and delivered by the Republic under the law of the State of New York.
          2. The Indenture has been duly executed and delivered by each of the Republic and Banco Central will be a valid, binding and enforceable agreement of each of the Republic and Banco Central.

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          3. The New Reopened Bonds, when duly executed and delivered by the Republic and duly authenticated by the Trustee, will be valid and binding obligations of the Republic and entitled to the benefits of the Indenture.
          4. The statements set forth under the heading “Description of the Securities” on the Base Prospectus and “Description of the New Reopened Bonds” in the Prospectus Supplement, taken together, insofar as such statements purport to summarize certain provisions of the New Reopened Bonds and the Indenture, provide a fair summary of such provisions, and the statements made in the Base Prospectus and the Prospectus Supplement under the heading “Taxation”, taken together, insofar as such statements purport to summarize certain United States federal income tax consequences of an investment in the New Reopened Bonds pursuant to the Invitation, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the New Reopened Bonds.
          5. The making of the Invitation, the issuance and sale of the New Reopened Bonds pursuant to the Invitation, and the performance by the Republic of its obligations under the Dealer Manager Agreement, do not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience normally would be applicable with respect to such issuance, sale or performance, except such as have been obtained or effected under the Securities Act (but we express no opinion relating to state securities or Blue Sky laws).
          6. Assuming validity under the laws of Uruguay, under the laws of the State of New York relating to submission to jurisdiction, the Republic has, pursuant to Section 13(b) of the Dealer Manager Agreement and Section 9.7(b) of the Indenture (i) validly and irrevocably submitted to the personal jurisdiction of any New York State or United States federal court located in The City of New York, in any action in connection with the Dealer Manager Agreement, the Indenture and the New Reopened Bonds, (ii) to the fullest extent permitted by law, validly and irrevocably appointed CT Corporation System as its authorized agent but solely for the purposes and subject to the limitations described in Section 13(b) of the Dealer Manager Agreement and Section 9.7(b) of the Indenture and (iii) validly and irrevocably waived the defense of an inconvenient form to the maintenance of such action or proceeding and any right to jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic or Banco Central, as the case may be.
          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Republic or Banco Central, (i) we have assumed that the Republic, Banco Central and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic or Banco Central regarding matters of the federal law of the United States or the law of the State of New York that in our experience would normally be applicable to such agreement or obligation), (ii) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (iii) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

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          We express no opinion as to the enforceability of the provisions of the New Reopened Bonds providing for the indemnity by one party to another party thereto against any loss in obtaining the currency due to such other party from a court judgment in another currency.
          The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in Section 13(d) and of the Dealer Manager Agreement and in Section 9.7(d) of the Indenture, is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic or Banco Central may become entitled after the date hereof.
          We also note that the designations in Section 13(b) of the Dealer Manager Agreement and Section 9.7(b) of the Indenture of the United States federal courts located in the Borough of Manhattan, The City of New York, as the venue for actions or proceedings relating to the Dealer Manager Agreement, the Indenture or the New Reopened Bonds, are (notwithstanding the waivers in Section 13(b) of the Dealer Manager Agreement and Section 9.7(b) of the Indenture subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.
          The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.
          We are furnishing this opinion letter to you, as Joint Dealer Managers, solely for your benefit in connection with the Invitation. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted, or otherwise referred to for any other purpose. We assume no obligation to advise you or any other person, or make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:
Andrés de la Cruz, a Partner

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